Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Golden Ocean Group Limited of our report dated March 21, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Golden Ocean Group Limited's Annual Report on Form 20‑F for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AS

Oslo, Norway
July 18, 2019